Exhibit B

July 16, 2024

Telesis Bio Inc.

Novalis LifeSciences Investments II, L.P.

1 Liberty Lane E, Suite 112

Hampton, NH 03842

Northpond Ventures III, LP

7500 Old Georgetown Rd, Suite 850

Bethesda, MD 20814

Ladies and Gentlemen:

This agreement (this “Agreement”) is being entered into by and among Novalis LifeSciences Investments II, L.P. (“Novalis”) and Northpond Ventures III, LP (“NPV”, together with Novalis, the “Investors”) and Telesis Bio Inc., a Delaware corporation (the “Company”, and each of Novalis, NPV and the Company, a “Party”, and together, the “Parties”). Reference is made to the Promissory Note, dated as of July 16, 2024, between the Company and Novalis and the Promissory Note, dated as of July 16, 2024, between the Company and NPV (collectively, the “Promissory Notes”).

WHEREAS, pursuant to Section 5.1(d) of the Promissory Notes, the Company agreed to enter into an agreement with the Investors pursuant to which the Investors shall be granted the right to nominate five (5) directors (each, an “Investor Nominee”) for election to the board of directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company does hereby agree as follows:

1. Size of the Board. The Company covenants and agrees that, immediately following the execution of this Agreement, it will increase the size of the Board to thirteen (13) directors (each such newly created directorship, an “Investor Nominee Seat”).

2. Election of Investor Nominees. The Company covenants and agrees that it will take all steps necessary to, concurrently with the Closing (as such term is defined in the Promissory Notes), appoint each of Sarah Hlavinka, Todd Krueger, Michael Hodges, Jim Weissman, and Steve Golub to the Board as an Investor Nominee, provided, that such Investor Nominee (i) consents to serving as a member of the Board and (ii) completes a director and officer questionnaire on the Company’s standard form at least two (2) business days prior to appointment to the Board. For the avoidance of doubt, immediately following the Closing, the Board shall be composed of the following members: Eric Esser, Greg Herrema, Andrea L. Jackson, Jami Nachtsheim, Todd R. Nelson, Christine A. Tsingos, Annette Tumolo, Franklin R. Witney, Sarah Hlavinka, Todd Krueger, Michael Hodges, Jim Weissman, and Steve Golub.

3. Replacement Designees. The Company covenants and agrees that, in the event that any Investor Nominee is not re-elected or otherwise ceases to serve as a director, including in the event of a vacancy in any Investor Nominee Seat following the Closing (a “Departing Director”), at any time that the Investors, together with their respective affiliates, collectively hold at least 10% of the Company’s outstanding common stock, par value $0.0001 per share (“Common Stock”) (calculated after giving effect to the full conversion of any shares of the Company’s Redeemable Convertible Preferred Stock, par value $0.0001 per share, then held by Novalis or NPV, or any of their respective affiliates, and full exercise of any then in-the-money warrants to purchase Common Stock then held by Novalis or NPV, or any of their respective affiliates, in each case, without giving effect to any limitations on conversion and/or exercise contained therein) (the “Continued Ownership Requirement”), the Company shall take all necessary action to appoint a replacement director designated jointly by the Investors in writing for each such Departing Director (such individual, a “Investor Replacement Nominee”), which appointment by the Company shall be effected as soon as reasonably practicable, but in no event later than fifteen (15) business days from the Company’s receipt of such written notice by the Investors, and shall include the Investor Replacement Nominee in the Company’s proxy statement for each annual stockholder meeting at which such Investor Replacement Nominee is up for election and shall recommend that the Company’s stockholders vote in favor of the Investor Replacement Nominee, provided, that such Investor Replacement Nominee (i) consents to serving as a member of the Board and (ii) completes a director and officer questionnaire on the Company’s standard form.

4. Indemnification, Insurance and Compensation. Concurrently with the appointment of an Investor Nominee or Investor Replacement Nominee, the Company and each such Investor Nominee or Investor Replacement Nominee shall offer to enter into the Company’s standard form of indemnification agreement attached hereto as Exhibit A. In addition, each Investor Nominee and Investor Replacement Nominee shall be entitled to receive from the Company and its subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Board or any committee thereof as is provided for each of the other members of the Board or committee, as applicable. Such insurance coverage shall be provided through customary director and officer indemnity insurance on commercially reasonable terms. The Company further agrees that it will compensate each Investor Nominee and Investor Replacement Nominee consistent with the terms of the Company’s non-employee director compensation policy as in effect from time to time and will reimburse each such Investor Nominee and Investor Replacement Nominee for reasonable costs and expenses in attending Board meetings in accordance with the Company’s policies.

5. Nominating and Corporate Governance Committee. The Company covenants and agrees that for so long as the Investors satisfy the Continued Ownership Requirement, a majority of the members of the Nominating and Corporate Governance Committee of the Board shall consist of Investor Nominees or Investor Replacement Nominees.

6. Event of Default. The Company acknowledges and agrees that the failure of the Company to observe or perform any covenant, obligation, or agreement contained in this Agreement shall constitute an Event of Default (as defined in the Promissory Notes) under each of the Promissory Notes.

7. Miscellaneous.

7.1 Conflicts. Subject to and to the maximum extent permitted by law, neither the Company nor any of its subsidiaries shall hereafter enter into any agreement that is materially inconsistent with the rights granted to the Investors by this Agreement.

7.2 Assignment: Binding Effect. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of the Investors and the successors of the Company, whether so expressed or not.

7.3 Representations and Warranties. The Company represents and warrants that the execution, delivery and performance by the Company of this Agreement has been authorized by the Board in accordance with the organizational documents of the Company, is permitted under the organizational documents of the Company and do not (i) conflict with any organizational documents of the Company, (ii) contravene, conflicts with, constitute a default under or violate any material requirement of law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or aware of any governmental authority by which the Company or any of its property or assets may be bound or affected, or (iv) constitute an event of default under any material agreement by which the Company is bound.

7.4 Amendments and Waivers. This Agreement may be amended and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of the Parties.

7.5 No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Investors (or any of their affiliates) in their respective capacities as a lender to the Company or any of its subsidiaries pursuant to any debt agreement under which the Company or any of its Subsidiaries has borrowed money from such lenders. Without limiting the generality of the foregoing, each Investor, in exercising its rights as a lender, will have no duty to consider (i) its status or the status of any of its affiliates as a direct or indirect equity holder of the Company, (ii) the equity of the Company or (iii) any duty it may have to any stockholder or any other direct or indirect stockholder of the Company, except as may be required under the applicable loan documents or by law applicable to creditors generally.

7.6 Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL ACTIONS THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS, INCLUDING, CONTRACT CLAIMS. TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY

CLAIMS. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AND THAT THEY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. IN THE EVENT OF AN ACTION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY A COURT.

7.7 Governing Law: Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

7.8 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

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If the foregoing correctly sets forth our understanding of the subject matter hereof, please so indicate your agreement as of the date first above written by executing this Agreement in the space provided below.

Very truly yours,

Telesis Bio Inc.

By:	/s/ Eric Esser
Name:	Eric Esser
Title:	Chief Executive Officer

Accepted and agreed:

Novalis LifeSciences Investments II, L.P.

By: Novalis LifeSciences Investments II GP, LLC
Its: General Partner

By:	/s/ Paul Meister
Name:	Paul Meister
Title:	Authorized Signatory

Northpond Ventures III, LP

By: Northpond Ventures III GP, LLC
Its: General Partner

By:	/s/ Patrick Smerkers
Name:	Patrick Smerkers
Title:	Authorized Signatory

[Signature Page to Letter Agreement]

Exhibit A

Form of Director Indemnification Agreement